LEASE  AGREEMENT

STATE OF Indiana

COUNTY OF Hamilton

     THIS AGREEMENT, made in multiple copies and entered into between Crow-Lippe-Gillespie I, A Texas Limited Partnership herein designated as Landlord, and Sports Ventures II, An Indiana Partnership herein designated as Tenant.

     WITNESSETH: That Landlord in consideration of the covenants and agreements to be performed by Tenant and upon the terms and conditions hereinafter stated does hereby lease, demise and let unto Tenant the following described space as defined in Exhibits "A" and "B" (hereinafter referred to as the "demised premises") in the building known as 401 Pennsylvania Parkway, (hereinafter known as the "Building") Suite 390, Indianapolis, Indiana 46280

     TO HAVE AND TO HOLD the same for a term of 60 months
commencing on November 1, 1990 and ending on October 31, 1995 punch
list items excepted.     By occupying the demised premises Tenant shall be
deemed to have accepted the same as suitable for the purpose herein intended and to have acknowledged that the same comply fully with Landlord's covenants and obligations hereunder. If this lease is executed before the demised premises become vacant, or if any present tenant or occupant of the premises holds over, and Landlord cannot acquire possession of the demised premises prior to the date above recited as the commencement date of this lease. Landlord shall not be deemed to be in default hereunder, and Tenant agrees to accept possession of the demised premises at such time as Landlod is able to tender the same Landlord hereby waives payment of rent covering any period prior to the tendering of possession to Tenant hereunder.

     1. RENT. In consideration of this lease. Tenant promises and agrees to pay Landlord rent for said premises at the rate of $3,643.58 per month.
One such monthly installment together with a security deposit equal to 3,000.00 shall be payable by Tenant to Landlord in advance, without demand, upon Tenant's execution of this lease, and like a monthly installment shall be due and payable on or before the first day of each succeeding calendar month during the term hereof. Rent for any fractional month at the beginning or end of the lease term shall be prorated. The security deposit shall be held by Landlord as security for the performance by Tenant of Tenant's covenants and obligations under this lease, it being expressly understood that such deposit shall not be considered an advance payment of rental or a measure of Landlord's damages in case of default by Tenant. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use such deposit to the extent necessary to make any good any arrearages of rent and any other damage, injury, expense, or liability caused to Landlord by such event of default. Following any such application of the security deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. If Tenant is not then in default hereunder, any remaining balance of such deposit shall be returned by Landlord to Tenant upon termination of this lease. If Landlord transfers its interest in the demised premises during the lease term, Landlord shall assign the security deposit to the transferee and thereafter shall have no further liability for the return of such security deposit.

     In the event Tenant fails to pay any installment of rent or other incurred expense hereunder as and when such installment is due, to help defray the additional cost to Landlord for processing such late payments Tenant shall pay Landlord on demand a late charge in an amount equal to five percent
(5%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

     2. USE. The demised premises shall be used and occupied by Tenant as general office space. Tenant shall not use, or permit to be used, the demised premises for any other business or purpose. Tenant will not occupy or use, nor permit to be occupied or used any portion of the demised premises for any business or purpose which is unlawful in part or in whole or deemed to be disreputable in any manner, or extra hazardous on account of fire, nor permit anything to be done which will in any way increase the rate of fire insurance on the Building or its contents, and in the event that, by reasons of acts of Tenant, there shall be any increase in the rate of insurance on the Building or contents created by Tenant's acts or conduct of business then such acts shall be deemed to be an event of default hereunder and Tenant hereby agrees to pay the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord's rights hereunder.

     3. LANDLORDS OBLIGATIONS. Landlord agrees to furnish Tenant while occupying the demised premises water, hot and cold, at those points of supply provided for general use of tenants of the Building; heated and refrigerated air conditioning in season, at such times as Landlord normally furnishes these services to all tenants of the Building, and at such temperatures and in such amounts as are considered by Landlord to be standard, such service on Sunday and holidays to be optional on the part of Landlord; janitor service on weekdays other than holidays; elevator service; and electric service in the manner and to the extent deemed by Landlord to be standard; but failure to any extent to furnish or any stoppage of these defined services, resulting from causes beyond control of landlord or from any cause, shall not render Landlord liable in any respect for damages to person, property or business, nor be construed as an eviction of Tenant or work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant shall pay to Landlord on demand such charges as Landlord may reasonably prescribe for any electric service required by Tenant for computers and other electrical equipment or other electric service deemed by Landlord not to be standard.

     4. TENANT'S REPAIRS AND ALTERATIONS. Tenant will not in any manner deface, damage or injure the Building, and will pay the cost of repairing any damage or injury done to the Building or any part thereof by Tenant or Tenant's agents, employees and invitees. Tenant shall throughout the term of this lease take good care of the demised premises and keep them free from waste and nuisance of any kind. Tenant agrees to keep the demised premises, including all fixtures installed by Tenant and any plate glass, in good condition and make all necessary repairs. At the end or other termination of this lease, Tenant shall deliver up the demised premises with all improvements located thereon, except as provided in this paragraph, in good repair and condition, reasonable wear and tear expected. Tenant shall not make or allow to be made any alterations or physical additions in or to the demised area without the prior written consent of Landlord with the demised premises. All furniture and moveable trade fixtures installed by Tenant may be removed by Tenant at the termination of this lease if Tenant so elects, and shall be removed if Landlord so elects. All such removals and restoration shall be accomplished in good workmanlike manner so as not to damage the primary structure or structural qualities of the Building.

     5. ASSIGNMENT AND SUBLETTING. Tenant will not assign this lease, or allow same to be assigned by operation of law or otherwise, or sub-let the demised premises or any part thereof without the prior written consent of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, any of its rights under this lease, and in the Building and property referred to herein; and to the extent that such assignee assumes Landlord's obligations hereunder, Landlord shall by virtue of such assignment be released from such obligations.

     6. MAINTENANCE. Tenant will maintain the demised premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules, and regulations (state, federal, municipal, and other agencies or bodies having any jurisdiction thereof) with reference to use, condition, or occupancy of the demised premises.

     7. LIABILITY. Landlord shall not be liable for and Tenant will indemnify and hold Landlord harmless from any loss, liability, costs and expenses, including attorney's fees, arising out of any claim of injury or damage on or about the leased premises caused by the negligence or misconduct or breach of this lease by Tenant, its employees, subtenants, invitees or by any other person entering the leased premises or the Building or Property under express or implied invitation of Tenant or arising out of Tenant's use of the leased premises. Landlord shall not be liable to Tenant or Tenant's agents, employees, invitees or any person entering upon the Property in whole or in part because of Tenant's use of the leased premises for any damage to persons or property due to condition, design, or defect in the Building or its mechanical systems which may exist or occur, and Tenant assumes all risks of damage to such persons or property. Landlord shall not be liable or responsible for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or other matter beyond control of Landlord, or for any injury or damage or inconvenience, which may arise through repair or alteration of any part of the Building, or failure to make repairs, or from any cause whatever except Landlord's willful acts or gross negligence. Tenant shall procure and maintain throughout the term of this lease a policy of insurance, in form and substance satisfactory to Landlord, at Tenant's sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with: (1) the leased premises;(II) the condition of the leased premises; (III) Tenant's operations in and maintenance and use of the leased premises; and (IV) Tenant's liability assumed under this lease; the limits of such policy to be in the amount of not less than $1,000,000 per occurrence in respect of injury to persons (including death) and in the amount of not less than $250,000 per occurrence in respect of property damage or destruction, including loss of use thereof. Such policy shall be procured by Tenant from responsible insurance companies satisfactory to Landlord. A certified copy of such policy, together with receipt evidencing payment of the premium, shall be delivered to Landlord prior to the commencement date of this lease. Not less than thirty (30) days prior to the expiration date of such policy, a certified copy of a renewal thereof (bearing notations evidencing the payment of the renewal premium) shall be delivered to Landlord. Such policy shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce the insurance coverage provided thereby.

     8. RULES AND REGULATIONS. Tenant and Tenant's agents, employees, and invitees, will comply fully with all requirements of the rules of the Building which are printed on the reverse side hereof and made a part hereof as though fully set out herein. Landlord shall at all times have the right to change such rules and regulations or to amend them in such reasonable manner as may be deemed advisable for safety, care, and cleanliness of the Building and for preservation of good order therein, all of which rules and regulations, changes, and amendments, will be forwarded to Tenant in writing and shall be carried out and observed by Tenant.
Tenant shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors and invitees of Tenant.

     9. INSPECTION. Landlord, or its officers, agents, and representatives, shall have the right to enter into and upon any and all parts of the demised premises, (a) at all reasonable hours to inspect same or clean or make repairs or alterations or additions as Landlord may deem necessary, or (b) during business hours to show the demised premises to prospective tenants, purchasers or lenders, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof.

     10. CONDUCT OF BUSINESS. Tenant will conduct his business, and control his agents, employees, and invitees in such a manner as not the create any nuisance, or interfere with, annoy or disturb other tenants or Landlord in the management of the Building.

     11. CONDEMNATION. If the demised premises shall be taken or condemned in whole or part for public purposes, then the term of this lease shall at the option of Landlord forthwith cease and terminate.

     12. FIRE & OTHER CASUALTY. In the event that the Building should be totally destroyed by fire, tornado or other casualty, or should be so damaged that rebuilding or repairs cannot be completed within one hundred twenty (120) days after the date of such damage. Landlord or Tenant may at their option terminate this lease in which event the rent shall be abated during the unexpired portion of this lease effective with the date of such damage, or Landlord may proceed to rebuild and repair the Building and the demised premises. In the event the Building should be damaged by fire, tornado, or other casualty, but only to such extent that rebuilding or repairs can be completed within one hundred twenty (120) days after the date of such damage, or if the damage should be more serious but Landlord does not elect to terminate this lease, in either such event Landlord shall within thirty (30) days after the date of such damage commence to rebuild or repair the uilding and shall proceed with reasonable diligence to restore the Building to substantially the same condition in which it was immediately prior to the happenings of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, and other improvements which may have been placed by Tenant or other tenants within the Building. Landlord shall allow Tenant a fair diminution of rent during the time the demised premises are unfit for occupancy. In the event any mortgage under a deed of trust, security agreement or mortgage on the Building should require that the insurance proceeds be used to retire the mortgage debt, Landlord shall have no obligation to rebuild and this lease shall terminate upon notice to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the demised premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

     13. HOLDING OVER. Should Tenant, or any of its successors in interest hold over the demised premises, or any part thereof, after the expiration of the term of this lease, unless otherwise agreed in writing, such holding over shall constitute and be construed as a tenancy from month to month only, at a rental equal to the rent paid for the last month of the term of this lease plus twenty percent (20%) of such amount. The inclusion of the preceding sentence shall not be construed as Landlord's consent for the Tenant to hold over.

     14. TAXES ON TENANT'S PROPERTY. Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the demised premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the demised premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

     15. RENT ADJUSTMENT - OPERATING EXPENSES. In the event that operating expenses for the Building for any calendar year during the term of this lease (including without limitation the calendar year in which the lease term commences) exceed $4.00 per rentable square foot. Tenant agrees to pay the Landlord, as additional rental, a prorated share of such increased expenses for the entire Building, based on the ratio that the Tenant's area bears to the total area of the Building determined by a consistent method of measurement. In the event the building is partially occupied during any calendar year, Landlord has accepted standards of accounting for office building management.

     Within one hundred fifty (150) days after the close of the calendar year, Landlord shall give Tenant a statement of the operating expenses for the Building for such calendar year. If such operating expenses exceed $4.00 per square foot of area within the demised premises, Tenant will pay
Landlord, within thirty (30) days of statement receipt, Tenant's proportionate share of such increased expenses for the entire year immediately preceding issuance of said statement and for the previous months in the then current year. Thereafter, Tenant will pay an adjusted monthly rental which reflects the most recent year's operating expense increases, subject to further increases as aforesaid. --- See Addendum 15
(a)

     If at lease commencement or termination a partial calendar year is involved, operating expenses shall be computed as though a full calendar year was involved and prorated for such partial year. If the lease is terminates other than at the end of a calendar year, an estimate of current annual operating expenses shall be computed for the year of termination and any increased rental based on such estimate shall be billed to the Tenant prior to termination. Landlord will furnish Tenant an itemized statement of the actual operating expenses at the end of the calendar year as outlined in the preceding paragraph. In the event the Tenant payments exceed Tenant's proportionate shares of the operating expenses Landlord will refund the excess amount. If the proportionate share has been understated the Tenant agrees to reimburse Landlord the additional cost as outlined in the preceding paragraph.

     For purposes of this lease, operating expenses shall include those expenses paid or incurred by the Landlord for maintaining, operating and repairing the real property of which the demised premises are a part, the Building and other improvements thereon and the personal property used in conjunction therewith (hereafter collectively referred to as "Project") including but not limited to the cost of ad valorem taxes, electricity, natural gas, ventilation, heating and air conditioning, water, window cleaning, janitorial service, insurance, including but not limited to fire, extended coverage, liability, worker's compensation, elevator or any other insurance carried in good faith by the Landlord and applicable to the Project, painting, uniforms, customary property management fees, supplies, sundries, sales or use taxes on supplies or services, cost of wages and salaries of all persons engaged in the operation, maintenance and repair of the Project and so-called fringe benefits, or any other cost or expenses which the Landlord pays or incurs to provide benefits for employees so engaged in the operation, maintenance and repair of the project, the charges of any independent contractor who under contract with the Landlord or its representatives does any of the work of operating, maintaining or repairing the Project, legal and accounting expenses, including but not limited to such expenses as relate to seeking or obtaining reductions in and refunds of real estate taxes, or any other expense or charge, whether or not hereinfore mentioned, which in accordance with generally accepted accounting and management principles would be considered as an expense of maintaining, operating or repairing the Project. If any Project expense, though paid in one year, relates to more than one calendar year, at the option of the Landlord such expense may be proportionately allocated among such related calendar years. The term "Operating Expenses", as used herein, shall not include depreciation on the building or equipment, interest, leasing commissions, capital expenditures or executives' salaries.

   Tenant at its expense shall have the right at all reasonable times to review Landlord's books and records relating to this lease for any year or years for which additional rental payments become due.

      16. EVENTS OF DEFAULT. The following events shall be deemed to be events of default by Tenant under this lease.
       (a) Tenant shall fail to pay any installment of the rent hereby reserved and such failure shall continue for a period of ten (10) days.
          (b) Tenant shall fail to comply with any term, provision, or covenant of this lease, other than the payment of rent, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant.
            (c) Tenant shall make an assignment for the benefit of creditors.
           (d) Tenant shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the Untied States or any State hereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder and such adjudication shall not be vacated or set aside or stayed within the time permitted by law.
         (e) A receiver or Trustee shall be appointed for all or substantially all of the assets of Tenant and such receivership shall not be terminated or stayed within the time permitted by law.
             (f) Tenant shall desert or vacate any substantial portion of the demised premises for a period of fifteen (15) days or more.

     17. REMEDIES. Upon the occurrence of any event of default specified in Paragraph 16 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

              (a) Terminate this lease in which event Tenant shall immediately surrender the demised premises to Landlord and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession and expel or remove Tenant and any other person who may be occupying the demised premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the demised premises on satisfactory terms otherwise.

                (b) Enter upon and take possession of the demised premises and expel or remove Tenant and any other person who may be occupying the demised premises or any part thereof, any force, if necessary, without being liable for prosecution or any claim for damages therefor, and if Landlord so elects relet the demised premises and receive the rent therefor; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting.

                 (c) Enter upon the demised premises by force if necessary without being liable for prosecution or any claim for damages therefor and do whatever Tenant is obligated to do under the terms of this lease; and Tenant agrees to reimburse Landlord on demand further agrees that
Landlord shall not be liable for any damages, resulting to the Tenant
from such action.     Pursuit of any of the foregoing remedies shall not
preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages occurring to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord's acceptance of rent following an event of default hereunder shall not be construed as Landlord's waiver of such event of default. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation of breach of any of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute waiver of such default.

     18. SURRENDER OF PREMISES. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed an acceptance of a surrender of the demised premises, and no agreement to accept a surrender of the demised premises shall be valid unless the same be made in writing and subscribed by the Landlord.

     19. ATTORNEY'S FEES. In case it should be necessary or proper for Landlord to bring any action under this lease or to consult or place said lease, or any amount payable by Tenant thereunder, with an attorney concerning or for the enforcement of any Landlord's rights hereunder, then Tenant agrees in each and any such case to pay to Landlord a reasonable attorney's fee. In case it should be necessary or proper for Tenant to bring any action under this lease because of Landlord's default hereunder, then Landlord agrees in each and every case to pay to Tenant a reasonable attorney's fee if Tenant is the prevailing party.

     20. RECEIPTS FROM ASSIGNEE OR SUBTENANT. The receipt by the Landlord of rent from any assignee, subtenant or occupant of the demised premises shall not be deemed a waiver of the covenant in this lease contained against assignment and subletting or an acceptance of the ssignee, subtenant or occupant as tenant or a release of the Tenant from the further observance or performance by the Tenant of the covenants in this lease contained, on the part of the Tenant to be observed and performed. No provision of this lease shall be deemed to have been waived by the Landlord unless such waiver be in writing signed by the Landlord.

       22. QUIET ENJOYMENT. Landlord represents and covenants that it has full right, power, and authority to make this lease and that Tenant, upon the payment of the rentals and performing the covenants on Tenant's part to be performed hereunder, shall and may peaceably and quietly have, hold and enjoy the demised premises during the term hereof and any extensions thereof, free from interference or disturbance from Landlord, but subject to the terms and conditions of this lease. Landlord agrees to make reasonable efforts to protect Tenant from interference or disturbance by other tenants or third persons; however, Landlord shall not be liable for any such interference or disturbance, nor shall Tenant be released from any of the obligations of this lease because of such interference or disturbance.

     23. NOTICES. Each provision of this lease, or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing, or delivery of any notice, or with reference to the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if the following steps are taken:

     (a) All rent and other payments to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith;

      (b) Any notice or document required to be delivered hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage prepaid, certified or registered mail, (with or without return receipt requested), addressed to the parties hereto at the respective addresses set out opposite their names below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:


Tenant:                                         Landlord:
Sports Ventures II, An                Crow-Lippe-Gillespie I
Indiana Partnership                     A Texas Limited Partnership
401 Pennsylvania Parkway         c/o Trammell Crow Company
Indianapolis, IN 46280               11405 N. Pennsylvania,
                                                    Carmel, IN 46032

     24. FORCE MAJURE. Whenever a period of time is herein prescribed for action to be taken by Landlord. Landlord shall not be liable or responsible for, and there shall be executed from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of Landlord.

     25. SEPARABILITY. If any clause or provision of this lease is illegal, invalid or unenforceable under present or future laws effective during the term of this lease, then and in that event, it is the intention of the parties hereto that the remainder of this lease shall not be affected thereby, and it is also the intention of the parties to this lease that in lieu of each clause or provision of this lease that is illegal, invalid or unenforceable, there be added as a part of this lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     26. AMENDMENTS; BINDING EFFECT. This lease may not be altered, changed, or amended, except by instrument in writing signed by both parties hereto. The terms, provisions, covenants and conditions contained in this lease shall apply to, inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.

     27. GENDER. Words of any gender used in this lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

     28. CAPTIONS. The captions contained in this lease are for convenience of reference only, and in no way limit or enlarge the terms and conditions of this lease.

     29.  ADDITIONAL PROVISIONS.

     WITNESS, the signature of the parties hereto in multiple copies, this the 29th day of October, A.D. 1990.

TENANT: Sports Ventures II,      LANDLORD: Crow-Lippe-
        An Indiana Partnership   Gillespie I, A Texas
                                 Limited Partnership by
                                 Indy Office Development
                                 #1, Inc. by Samuel A.
                                 Gillespie, President


WITNESS AS TO TENANT:            WITNESS AS TO LANDLORD:







                      RULES AND REGULATIONS

     1. Tenant agrees to make deposit, in amount fixed by Landlord from time to time, for each key issued by Landlord to Tenant for his office, and upon termination of the lease, to return all keys to Landlord. Landlord will refund amount deposited on each key returned. Tenant shall not alter any lock or install a new or additional lock or bolt on any door of the demised premises without the prior written consent of the Landlord.

     2. Landlord will provide and maintain an alphabetical directory board in the Building.

     3. Tenant will refer all contractors, contractor's representatives and installation technicians, rendering any service to Tenant, to Landlord for Landlord's supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments, and installments of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

     4. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which requires use of elevators or stairways, or movement through Building entrances or lobby shall be restricted to hours designated by Landlord. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before erformance.
Such prearrangement initiated by Tenant will include determination by Landlord and subject to his decision and control, of the time, method and routing of movement, and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged is such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of connection with carrying out this service for Tenant from time of entering the tract on which the Building stands to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Tenant.

     5. No signs will be allowed in any form on exterior of Building or windows inside or out, and no signs except in uniform location and uniform styles fixed by Landlord will be permitted in the public corridors or on corridor doors or entrances to Tenant's space. All signs will be contracted for by Landlord for Tenant at the rate fixed by Landlord from time to time, and Tenant will be billed and pay for such service accordingly.

      6. No draperies, shutters, or other window covering shall be installed on exterior windows or walls or windows and doors facing public corridors without LandlordOs prior written approval.

      7. No portion of the demised premises or any other part of Building shall at any time be used or occupied as sleeping or lodging quarters.

      8. Tenant shall not place, install or operate on the demised premises or in any part of the Building, any engine, stove, or machinery, or conduct mechanical operations or cook thereon or therein, or place or use in or about premises any explosives, gasoline, kerosene, oil, acids, caustics, or any other inflammable, explosive, or hazardous materials without written consent of Landlord.

      9. Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from the demised premises or public rooms regardless of whether such loss occurs when area is locked against entry or not.

      10. No birds or animals shall be brought into or kept in or about the Building.

      11. Employees of Landlord shall not receive or carry messages for or to Tenant or other person, nor contact with or render free or paid services to Tenant or Tenant's agents, employees, or invitees.

      12. Landlord will not permit entrance to the demised premises by use of pass keys controlled by Landlord, to any person at any time without written permission by Tenant, except employees, contractors, or service personnel directly supervised by Landlord and employees of the United States Postal Service.

      13. None of the entries, passages, doors, elevators, elevator doors, hallways, or stairways shall be blocked or obstructed, or any rubbish, litter, trash, or material of any nature placed, emptied or thrown into these areas, or such areas be used at any time except for ingress by Tenant, Tenant's agents, employees, or invitees.

      14. Tenant and its employees, agents and invitees, shall observe and comply with the driving and parking signs and markers on the premises surrounding the Building.

      15. Landlord shall have the right to prescribe the weight and position of safes, computers and other heavy equipment which shall, in all cases, in order to distribute their weight, stand on supporting devices approved by Landlord. All damages done to the Building by placing in or taking out any property of Tenant while in the Building shall be repaired promptly at the expense of Tenant.

      16. To insure orderly operation of the Building no ice, mineral water or other beverages, food, towels, newspapers, etc., shall be delivered to the demised premises except by persons and at times approved by Landlord in writing.

      17. Should Tenant require telegraphic, telephonic, enunciator or other communication services, Landlord shall direct where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct.

      18. Without Landlord's prior approval, Tenant shall not install any radio or television antenna, loudspeaker, music system or other device on the roof or exterior wall of the Building or on common walls with adjacent tenants.

      19. No hand trucks or other vehicles of any kind shall be used in or brought into the Building or the demised premises by Tenant or others unless such vehicle shall have been inspected and approved in writing by Landlord.

      20. Tenant shall store all its trash and garbage within its demised premises. No material shall be placed in the trash boxed or receptacles if such material is of such nature that it may be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage and without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

      21. These Rules and Regulations are in additions to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, convenants, agreements and conditions of any lease covering premises in the Building.

      22. Landlord reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.







                ADDITIONAL PROVISIONS

29. Notwithstanding the rental provisions contained in Paragraph 3, Tenant shall receive months one (1) through Twelve (12) free of rent. In return, Tenant agrees to abide by all the obligations, commitments, and covenants of the Lease Agreement.

30. Landlord shall finish the space in accordance with the floor plan labeled as Exhibit B. All finishes shall be Landlord's standard finishes as contained in Exhibit C with the exception of:

        Six (6) lineal feet of wall and base cabinets with a sink and hot and cold running water.

Tenant may perform, at their own expense, any upgrades, including but not limited to vinyl, border carpet, glass walls, or double doors.

31. Landlord shall provide Tenant a moving allowance of up to One Thousand Five Hundred Dollars ($1,500.00) for invoicable expenses for services provided by third parties.

32. While this Lease is in full force and effect, and provided that Tenant is not in default of any of the terms, covenants, and conditions thereof, Tenant shall have the right or option to expand by at least 50% at month thirty-six
(36) or month forty-eight (48) at a market rate for the additional space. Notice will be given to Landlord at month thirty (30) or forty-two (42) and Landlord shall have six (6) months in which to deliver the additional space.
If Landlord is not able to deliver the additional space, then Tenant shall have the option to terminate the lease upon the payment of $13,900.00 at month
36 or at $6,950.00 at month 48.

33. Landlord's Lien. Landlord agrees to delete Paragraph 21, Landlord's Lien, but reserves any statutory lien for rent in Landlord's favor as well as all remedies provided by law and all rights and remedies under the Uniform Commercial Code.

34. Renewal Option. While this lease is in full force and effect provided that Tenant is not in default of any of the terms, covenants and conditions thereof, Tenant shall have the right or option to extend the term of this leas for one further term of thirty-six (36) months. Such extension or renewal of the terms shall be on the same terms, covenants or conditions provided for in the original or immediately preceding term except that the rental in the extended term shall be at the Fair Market Rental then in effect on equivalent properties, of equivalent size in equivalent areas. However, in no event shall the rental in the renewal term be below the rental in the primary term of the Lease. Notice of Tenant's intention to exercise the option must be given to Landlord in writing no less than four (4) months nor more than six (6) months prior to the expiration of the original term of this lease.

In the event the demised premises is sublet or assigned, this renewal option will be null and void and of no further effect.

35. Beginning at month thirty-seven (37) of the Lease Agreement, no recourse shall be had for the performance of this Lease Agreement, including the payment of rents hereunder, or for any claim based hereon, against any partner, past, present or future, of the Tenant, as such, either directly or through Tenant, being expressly agreed that there shall be no recourse against the General Partners of Tenant, John Sandquist, Dennis DeYoung and Sports Ventures, L.P., and its General Partners, Milton O. Thompson and Jeffery J. Neal.

36. Renewal Option. While this lease is in full force and effect, provided that Tenant is not in default of any of the terms, covenants and conditions thereof, Tenant shall have the right or option to extend the term or this lease for one further term of 6 months. Such extension of renewal of the term shall be on the same terms, covenants or conditions as provided for in the original or immediately preceding term except that the rental during the extended term shall be at the fair market rental then in effect on equivalent properties, of equivalent size, in equivalent areas. However, in no event shall the rental in the renewal term be below the rental in the primary term of the Lease. Notice of Tenant's intention to exercise the opinion must be given to Landlord in writing not less than four (4) months nor more than six
(6) months prior to the expiration of the original term of this lease.

In the event the demised premises is sublet or assigned, this renewal option will be null and void and of no further effect.






































































































                Exhibit  B

First Floor

Third Floor
Approximately 2,886 s.f. of office space located in a 60,100 square foot facility known as Two Meridian Corporate Plaza in Hamilton County, State of Indiana, and more commonly known as 401 Pennsylvania Parkway, Suite 390, Indianapolis, IN 46280.

                      Trammell Crow Company
                    Two Meridian Corporate Plaza


                        OVERALL DESCRIPTION

Part of "COLLEGE PARK", the plat of which was recorded April 1, 1922 in Deed Record 113, pages 2 and 3 in the Office of the Recorder of Hamilton County, Indiana, (part of said plat has been vacated by the Carmel Plan Commission per Docket No. 43-87-PV recorded September 22, 1987 as Instrument 8743000 in said Recorder's Office) located in part of the Southeast Quarter of Section II, Township 17 North, Range 3 East in Hamilton County, Indiana, and part of Harry Bowser's Northridge
Addition, recorded in Deed Record 121, page 400 in the Office of the Recorder of Hamilton County, Indiana, which lies in part of said Southeast Quarter and part of the Northeast Quarter of said Section II, more particularly described as follows:

Commencing at the Northeast Corner of said Southeast Quarter Section; thence along the East line thereof South 00 degrees 30 minutes 06 seconds West (assumed bearing) 483.70 feet to the Northeast corner of said
"COLLEGE PARK" plat; thence along the Northerly line of said plat North
89 degrees 59 minutes 09 seconds West 43.00 feet to the Westerly right of way line of College Avenue, which is the Point of Beginning; thence along said right of way line South 00 degrees 39 minutes 06 seconds West 845.38 feet to a point on the Northerly right of way line of Interstate Highway I-465, per project I-465-4-(94)-130, dated fiscal year 1965 (the next eleven courses are along said I-465 right of way line; (1) thence South 89 degrees 40 minutes 01 seconds West 141.50 feet; (2) thence North 05 degrees 40 minutes 36 seconds West 178.53 feet; (3) thence North 89 degrees 50 minutes 24 seconds West 483.37 feet; (4) thence South 84 degrees 26 minutes 58 seconds West 301.50 feet; (5) thence North 89 degrees 50 minutes 24 seconds West 832.60 feet; (6) thence North 83 degrees 24 minutes 39 seconds West 70.44 feet; (7) thence North 00 degrees 39 minutes 06 seconds East 6.87 feet; (8) thence South 89 degrees 50 minutes
01 seconds West 59.22 feet; (9) thence North 83 degrees 24 minutes 39 seconds West 271.30 feet; (10) thence North 82 degrees 47 minutes 41 seconds West 310.40 feet; (11) thence North 75 degrees 44 minutes 10 seconds West 4.50 feet to a point on the West line of said Southeast Quarter Section; thence along said West line North 00 degrees 47 minutes 10 seconds East 772.07 feet to the South line of said Harry Bowser's
Northridge Addition; thence continue along said West line North 00 degrees 47 minutes 53 seconds East 483.72 feet to the SouthWest corner


ADDENDUM

Item 15, Paragraph (a):

     Within one hundred fifty (150) days after the close of the calendar year, Landlord shall give Tenant a statement of operating expenses for the Building for such calendar year. If such operating expenses exceed $4.00 per square foot of area within the demised premises, Tenant will pay
Landlord within thirty (30) days of statement receipt. Tenant's roportionate share of such increased expenses for the entire year immediately preceding issuance of said statement and for the previous months in the then current year. Thereafter, Tenant will pay an adjusted monthly rental which reflects the most recent year's operating expense increases, subject to further increases as aforesaid. However, in no event shall Tenant be responsible for controllable operating expenses which have increased in excess of ten percent (10%) over the preceding calendar year. Controllable operating expenses shall include, but not be limited to, window cleaning, janitorial service, painting, uniforms, property management fees, maintenance supplies and wages, salaries and benefits to persons engaged in the operation, maintenance and repair of the Project.

                  LEASE GUARANTEE

This Lease Guarantee has reference to that certain Lease Agreement between Crow-Lippe-Gillespie. A Texas Limited Partnership hereinafter referred to as Landlord, and Sports Ventures II, An Indiana Partnership, hereinafter referred to as Tenant for those certain premises known as 401 Pennsylvania Parkway, Suite 390, Indianapolis, Indiana 46280.

In order to induce Landlord to execute the foregoing Lease, the undersigned hereby unconditionally guarantees the payment and performance of, and agrees to pay and perform as a primary obligor, all liabilities, obligations, and duties (including but not limited to the payment of rent) imposed on the Tenant under the terms of the Lease. The undersigned agrees that the Landlord shall not be first required to enforce against the Tenant any liability guaranteed hereby before seeking enforcement thereof against the ndersigned. The liability of the undersigned shall not be affected by any indulgence, compromise, settlement, variation, termination, or other amendment of the Lease. The undersigned hereby waives all notices in connection herewith or in connection with the liabilities, obligations and duties guaranteed hereby, including notices of default by Tenant under the Lease, and waived diligence, presentment, and suit on the part of Landlord in the enforcement of any liabilities, obligations or duties guaranteed hereby.

This Agreement shall be binding upon the undersigned and the successors, personal representatives and assigns, and shall inure to the benefit of Landlord and its successors, personal representatives, or assigns.

This Agreement shall be binding for the initial thirty six (36) months of the lease term.

Dated the 18th day of October, 1990.

Guarantor:                   Guarantor:


By: John Sandquist     By: Dennis DeYoung
Title: Partner               Title: Partner



Guarantor:                                Guarantor:


By: Milton O. Thompson         Esq.  By: Jeffery J. Neal Esq.
Sports Ventures, L.P.              Sports Ventures, L.P.

Title: General Partner                Title: General Counsel